                                                                    EXHIBIT 4.33

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                       PREFERRED SHARE PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                360NETWORKS INC.

                                       AND

                                     ALCATEL

                                   DATED AS OF

                                OCTOBER 31, 2000


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                                TABLE OF CONTENTS

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                                    ARTICLE I

                                   DEFINITIONS

1.01  Certain Definitions......................................................1
1.02  Other Terms.............................................................10
1.03  Interpretation..........................................................10
1.04  Construction............................................................10
1.05  Exhibits................................................................10


                                   ARTICLE II

                                EQUITY INVESTMENT

2.01  Issuance of Securities..................................................11
2.02  Payment of Purchase Price...............................................11
2.03  Closings................................................................12
2.04  Deliveries by 360networks...............................................12
2.05  Deliveries by Alcatel...................................................13


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF 360NETWORKS

3.01  Organization and Good Standing; Subsidiaries............................13
3.02  Execution and Delivery..................................................14
3.03  No Violation............................................................14
3.04  Authorized and Issued Capital...........................................15
3.05  Reservation of Shares...................................................16
3.06  Corporate Action and Share Capital Status...............................16
3.07  Securities Laws.........................................................17
3.08  Consents and Approvals..................................................17
3.09  Financial Condition; No Material Adverse Change.........................17
3.10  Properties..............................................................17
3.11  Litigation and Environmental Matters....................................18
3.12  Holding Company Status..................................................19
3.13  ERISA...................................................................19
3.14  Insurance...............................................................19
3.15  Labor Matters...........................................................19


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3.16  Regulatory Compliance...................................................20
3.17  Canadian Pension Plans..................................................20
3.18  Certain Changes or Events...............................................20
3.19  Reports and Financial Statements........................................21
3.20  Compliance with Laws and Agreements.....................................21
3.21  Taxes...................................................................21
3.22  Indebtedness of 360networks.............................................22
3.23  No Broker or Finder.....................................................22
3.24  No General Solicitation.................................................22
3.25  No Liabilities..........................................................22
3.26  Rights of Way...........................................................22
3.27  Capital Stock of Subsidiaries...........................................22
3.28  Charter Documents.......................................................23
3.29  No Orders...............................................................23
3.30  Industry Canada Licenses................................................23
3.31  Canadian Telecommunications Arrangement.................................23
3.32  No Control of Urbanlink.................................................24
3.33  Affiliate Transactions..................................................24
3.34  Material Contracts......................................................24


                                   ARTICLE IV

                         REPRESENTATIONS, WARRANTIES AND
                           ACKNOWLEDGEMENTS OF ALCATEL

4.01  U.S. Securities Laws Representations....................................25
4.02  Exempt Sale.............................................................25
4.03  No Advertisement........................................................25
4.04  Knowledge...............................................................25
4.05  No Registration.........................................................25
4.06  Certain Securities Laws.................................................26
4.07  No Broker or Finder.....................................................26
4.08  No Violation............................................................26
4.09  Organization; Execution and Delivery; Enforceability....................26
4.10  Consents and Approvals..................................................27


                                    ARTICLE V

                                    COVENANTS

5.01  Fulfillment of Conditions...............................................27
5.02  Transfer Restrictions...................................................27


                                      -ii-
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5.03  Publicity...............................................................28
5.04  Alcatel Board Nominee...................................................28
5.05  Reservation of Shares...................................................29
5.06  Listings................................................................29
5.07  Filings, etc............................................................29
5.08  Alcatel "Backstop"Financing.............................................29
5.09  Reporting Status........................................................30
5.10  Tax Certificate.........................................................30
5.11  Canadian Property.......................................................30
5.12  Tax Matters.............................................................30
5.13  Use of Proceeds.........................................................30
5.14  Alcatel Guarantee.......................................................30
5.15  Further Assurances......................................................31
5.16  Tax Gross-Up............................................................31
5.17  Reorganization of Capital...............................................31


                                   ARTICLE VI

                             CONDITIONS TO CLOSINGS

6.01  Conditions to Obligations of 360networks at First Tranche Closing.......32
6.02  Conditions to Obligations of Alcatel at First Tranche Closing...........33
6.03  Conditions to Obligations of 360networks at Second Tranche Closing......35
6.04  Conditions to Obligations of Alcatel at Second Tranche Closing..........36


                                   ARTICLE VII

                                 INDEMNIFICATION

7.01  Indemnification by 360networks..........................................37
7.02  Indemnification by Alcatel..............................................38
7.03  Indemnity Limits........................................................38
7.04  Sole Remedy.............................................................38
7.05  Third-Party Claims......................................................38

                                  ARTICLE VIII

                                  MISCELLANEOUS

8.01  Termination.............................................................39
8.02  Entire Agreement........................................................39
8.03  Governing Law...........................................................40


                                     -iii-
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8.04  Jurisdiction............................................................40
8.05  Notices.................................................................40
8.06  Survival................................................................41
8.07  Amendments; No Waivers..................................................41
8.08  Successors and Assigns..................................................42
8.09  Descriptive Headings; Construction......................................42
8.10  Language................................................................42
8.11  Counterparts; Effectiveness.............................................42

SCHEDULE 3.01  Subsidiary Options
SCHEDULE 3.04  Share Commitments
SCHEDULE 3.06  Other Registration Rights
SCHEDULE 3.08  Consents and Approvals
SCHEDULE 3.11  Litigation and Environmental Matters
SCHEDULE 3.18  Certain Changes or Events
SCHEDULE 3.20  Compliance with Laws and Agreements
SCHEDULE 3.22  Indebtedness of 360networks
SCHEDULE 3.25  Liabilities
SCHEDULE 3.26  Rights of Way
SCHEDULE 4.10  Alcatel Consents and Approvals

EXHIBIT A      Special Rights and Restrictions Attached to
                    Series 1 Convertible Preferred Shares
EXHIBIT B      Special Rights and Restrictions Attached to
                    Series 2 Convertible Preferred Shares
EXHIBIT C      Special Rights and Restrictions Attached to
                    Series 3 Convertible Preferred Shares
EXHIBIT D      Registration Rights Agreement
EXHIBIT E      Technology Cooperation Agreement
EXHIBIT F      Amended and Restated Memorandum and Articles of 360networks
EXHIBIT G      Form of Letter from WFH
EXHIBIT H      Form of Opinion of Proskauer Rose
EXHIBIT I      Form of Opinion of Farris, Vaughan, Wills & Murphy
EXHIBIT J      Form of Opinion of Stewart McKelvey Stirling Scales
EXHIBIT K      Form of Opinion of Cahill Gordon & Reindel
EXHIBIT L      Form of Opinion of Osler, Hoskin & Harcourt
EXHIBIT M      Form of Opinion of Sullivan & Cromwell
EXHIBIT N      Form of Alcatel Guarantee
EXHIBIT O      Form of Opinion of Slaughter & May

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                                      -iv-

                       PREFERRED SHARE PURCHASE AGREEMENT

          PREFERRED SHARE PURCHASE AGREEMENT, dated as of October 31, 2000 (this "AGREEMENT"), by and between 360networks inc., a corporation continued under the laws of the Province of Nova Scotia, Canada ("360NETWORKS"), and Alcatel, a corporation organized under the laws of The Republic of France ("ALCATEL").

                                    RECITALS

          WHEREAS, Alcatel desires to acquire and 360networks desires to issue and sell to Alcatel Convertible Preferred Shares in the capital of 360networks upon the terms and subject to the conditions contained herein.

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          1.01 CERTAIN DEFINITIONS. As used in this Agreement, the following capitalized terms shall have the following meanings, except as otherwise expressly provided:

     "360NETWORKS" shall have the meaning set forth in the Preamble.

     "360NETWORKS FINANCIAL STATEMENTS" shall have the meaning set forth in
     Section 3.19.

     "360NETWORKS SECURITIES LAWS FILINGS" shall have the meaning set forth in
     Section 3.19.

     "ACTION" shall mean a civil, criminal, administrative, investigative or informal action, governmental audit, demand, suit, claim, arbitration, hearing, litigation, dispute, investigation or other proceeding of any kind or nature.

     "ADDITIONAL AMOUNTS" shall have the meaning set forth in Section 5.15.

     "ADDITIONAL TRANSACTION" shall mean the transaction identified as such in a letter dated the First Tranche Closing Date between the Parties.

     "AFFILIATE" of a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

     "AGREEMENT" shall have the meaning set forth in the Preamble.

     "ALCATEL" shall have the meaning set forth in the Preamble.

     "ALCATEL PREFERRED SHARES" shall mean the First Tranche Alcatel Preferred Shares, the Second Tranche Alcatel Preferred Shares and the shares of Series 3 Convertible Preferred that may be purchased by Alcatel pursuant to this Agreement.

     "ANCILLARY AGREEMENTS" shall mean the Registration Rights Agreement and the Technology Cooperation Agreement.

     "ARTICLES" shall mean the amended and restated memorandum and articles of 360networks as of the First Tranche Closing Date in the form annexed hereto as Exhibit F.

     "ATLANTIC AGREEMENT" shall mean a supply agreement between the Parties or Affiliates of the Parties pursuant to which Alcatel shall agree to supply and construct a transatlantic fiber optic submarine cable system for 360networks.

     "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City or Paris, France are authorized or obligated by law or executive order to close.

     "CANADIAN COMPANIES" shall have the meaning set forth in Section 3.30.

     "CANADIAN PENSION PLAN" shall mean any plan, program or arrangement that is a pension plan for the purposes of any applicable pension benefits legislation or any tax laws of Canada or a province thereof, whether or not registered under any such laws, which is maintained or contributed to by, or to which there is or may be an obligation to contribute by, 360networks or any of its Significant Subsidiaries in respect of any Person's employment in Canada with any such Persons.

     "CANADIAN SECURITIES LAWS" shall have the meaning set forth in Section
     4.06.

     "CARRIER HOLDCO" shall have the meaning set forth in Section 3.27.

     "CODE" shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

     "COMMON SHARES" shall have the meaning set forth in Section 3.04.

     "COMMUNICATIONS ACT" shall mean the U.S. Communications Act of 1934, as amended by the Telecommunications Act of 1996, and any similar or successor U.S. Federal statute and the rules, regulations and published policies of the FCC thereunder, all as amended and as the same may be in effect from time to time.

     "CONTRACT" shall mean any contract, agreement, note, instrument, franchise, lease, license, commitment, arrangement or understanding, written or oral.

     "CRTC" shall mean the Canadian Radio-television and Telecommunications Commission, and any successor agency thereto.

     "DESIGNATED PURCHASER" shall have the meaning set forth in Section 8.08.

     "DWDM" shall mean dense wavelength division multiplexing.

     "ENVIRONMENTAL LAWS" shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Entity, relating to the pollution or protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

     "ENVIRONMENTAL LIABILITY" shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of 360networks or any of its Significant Subsidiaries, directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials,
     (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     "ERISA" shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA AFFILIATE" shall mean any trade or business (whether or not incorporated) that, together with 360networks, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of
     Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

     "ERISA EVENT" shall mean (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or
     Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by 360networks or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by 360networks or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by 360networks or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or
     (g) the receipt by 360networks or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from 360networks or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     "EXCHANGE ACT" shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "FCC" shall mean the United States Federal Communications Commission, and any successor agency thereto.

     "FCC LICENSE" shall mean any license granted by the FCC.

     "FIBER PAIR AGREEMENT" shall mean an agreement whereby 360networks agrees to purchase 2 fiber pair on one of the following transatlantic undersea cable systems: (i) a system currently being constructed for a third party by Alcatel or an Affiliate of Alcatel under an "instruction to proceed",
     (ii) a successor project to the system described in clause (i), or (iii) an alternative project to the systems described in clauses (i) and (ii) in which Alcatel or an Affiliate of Alcatel is constructing a transatlantic undersea cable system.

     "FIRST TRANCHE ALCATEL PREFERRED SHARES" shall have the meaning set forth in Section 2.01.

     "FIRST TRANCHE CLOSING" shall have the meaning set forth in Section 2.03.

     "FIRST TRANCHE CLOSING DATE" shall have the meaning set forth in Section 2.03.

     "FIRST TRANCHE PURCHASE PRICE" shall have the meaning set forth in Section 2.02.

     "FUNDAMENTAL CHANGE" shall have the meaning provided in Exhibits A, B and C.

     "FUNDAMENTAL CHANGE PRICE" shall mean the Reference Market Price (as defined in Exhibits A, B and C) on the date of the consummation of the Fundamental Change.

     "GOVERNMENTAL ENTITY" shall mean any local, state, federal, national, provincial, regional or other government, including all of their respective branches, departments, agencies, courts, instrumentalities or other subdivisions.

     "HAZARDOUS MATERIALS" shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     "INDEMNITEE" shall have the meaning set forth in Section 7.05.

     "INDEMNITOR" shall have the meaning set forth in Section 7.05.

     "LAW" shall mean any applicable national or local law, rule, standard, requirement, administrative ruling, order, ordinance, code, regulation, statute or international or multinational treaty or agreement.

     "LEDCOM" shall have the meaning set forth in Section 3.03.

     "LEDCOR LOCK-UP AGREEMENTS" shall mean (i) that certain Lock-Up Agreement dated as of April 19, 2000 among WFH, 360networks and the Representatives (as defined therein), (ii) that certain Lock-Up Agreement dated as of April 19, 2000 among Ledcor Limited Partnership, 360networks and the Representatives and (iii) any additional lock-up agreements signed by transferees of either WFH or Ledcor Limited Partnership in favor of the Representatives.

     "LIABILITIES" shall mean liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of any nature whatsoever whether arising out of contract, tort, statute or otherwise.

     "LIEN" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than any capital stock of 360networks that is subject to issuance upon the exercise of any purchase option, call or similar right granted by 360networks), any purchase option, call or similar right of a third party with respect to such securities, except for any liens granted pursuant to the Senior Credit Agreement or described as Existing Liens in the Senior Credit Agreement.

     "LOSSES" shall have the meaning set forth in Section 8.01.

     "MATERIAL ADVERSE CHANGE" shall mean a material adverse change in the business, properties, results of operations or financial condition of 360networks, its Subsidiaries and Urbanlink, taken as a whole.

     "MATERIAL ADVERSE EFFECT" shall mean any effect that is or is reasonably likely to be materially adverse to the properties, business, results of operations or financial condition of 360networks, its Subsidiaries and Urbanlink, taken as a whole.

     "MULTIEMPLOYER PLAN" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "OBSERVER" shall have the meaning set forth in Section 5.04(b).

     "ORDER" shall mean any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, Governmental Entity or other tribunal of competent jurisdiction.

     "OWNERSHIP REGULATIONS" shall mean the Canadian Telecommunications Common Carrier Ownership and Control Regulations.

     "PACIFIC AGREEMENT" shall mean the Supply Agreement dated the date hereof and effective on the First Tranche Closing Date between Threesixty Pacific (Barbados) inc. and Alcatel Submarine Networks, SA in relation to the construction of a fiber optic submarine cable system between North America and Japan and the letter agreement of even date between such parties amending certain terms of such agreement.

     "PARTY" shall mean each of 360networks and Alcatel.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

     "PERMITS" shall mean any permit, right of use or occupation, license, franchise, concession, order, certificate, authorization or approval of any Governmental Entity.

     "PERSON" shall mean any individual, corporation (including any non-profit corporation), association, general or limited partnership, organization, business, limited liability company, firm, Governmental Entity, joint venture, estate, trust, unincorporated organization or any other entity, association or organization.

     "PLAN" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or
     Section 412 of the Code or Section 302 of ERISA, and in respect of which 360networks or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

     "PREFERRED SHARES" shall have the meaning set forth in Section 3.04.

     "PRINCIPAL MARKETS" shall have the meaning set forth in Section 5.06.

     "PURCHASE ORDER" shall mean a written agreement which constitutes an obligation to buy property or services.

     "PURCHASE ORDER CONDITION" shall mean 360networks shall have delivered Purchase Orders to Alcatel to purchase from Alcatel or an Alcatel Affiliate at least $100 million of Terrestrial Equipment. Such Terrestrial Equipment will be ordered, for delivery during 2001, and 360networks and Alcatel will use commercially reasonable efforts to ensure this result, subject to the Parties' recognition that such deliveries may occur or, other than in the case of clause (ii), be ordered for delivery in the first quarter of 2002 due to the following: (i) inability of Alcatel to deliver during 2001; (ii) the requirement that the timing of such deliveries fit into the network development program of 360networks; or (iii) any other reason mutually acceptable to the Parties, acting reasonably.

     "REGISTRATION RIGHTS AGREEMENT" shall mean the registration rights agreement to be executed and delivered on the First Tranche Closing Date, substantially in the form annexed hereto as Exhibit D.

     "REPORTING PERIOD" shall have the meaning set forth in Section 5.09.

     "SDH" shall mean synchronous digital hierarchy.

     "SECOND TRANCHE ALCATEL PREFERRED SHARES" shall have the meaning set forth in Section 2.01.

     "SECOND TRANCHE CLOSING" shall have the meaning set forth in Section 2.03.

     "SECOND TRANCHE CLOSING DATE" shall have the meaning set forth in Section 2.03.

     "SECOND TRANCHE PURCHASE PRICE" shall have the meaning set forth in Section 2.02.

     "SECURITIES ACT" shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "SENIOR CREDIT AGREEMENT" shall mean the Credit Agreement dated as of September 29, 2000 among 360networks, 360networks Holdings (USA) Inc., the lenders party thereto and The Chase Manhattan Bank, as administrative agent.

     "SERIES 1 CONVERTIBLE PREFERRED" shall mean the Series 1 Convertible Preferred Shares in the capital of 360networks having the rights and restrictions attached thereto in the form annexed hereto as Exhibit A.

     "SERIES 2 CONVERTIBLE PREFERRED" shall mean the Series 2 Convertible Preferred Shares in the capital of 360networks having the rights and restrictions attached thereto in the form annexed hereto as Exhibit B.

     "SERIES 3 CONVERTIBLE PREFERRED" shall mean the Series 3 Convertible Preferred Shares in the capital of 360networks having the rights and restrictions attached thereto in the form annexed hereto as Exhibit C.

     "SHARE COMMITMENTS" shall have the meaning set forth in Section 3.04.

     "SHARES" shall have the meaning set forth in Section 3.04.

     "SIGNIFICANT INDEBTEDNESS" shall have the meaning set forth in Section
     3.22.

     "SIGNIFICANT SUBSIDIARY" shall mean a "significant subsidiary" within the meaning set forth in Rule 1-02(w) of Regulation S-X and, with respect to 360networks, shall also mean 360Urbanlink, Urbanlink Holdings Ltd. and Urbanlink Equipment Ltd.

     "SONET" shall mean synchronous optical network technology.

     "SUBORDINATE VOTING SHARES" shall have the meaning set forth in Section
     3.04.

     "SUBSIDIARY" shall mean, with respect to 360networks or Alcatel, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

     "TAXES" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Entity.

     "TECHNOLOGY COOPERATION AGREEMENT" shall mean the technology cooperation agreement to be executed and delivered on the First Tranche Closing Date in substantially the form annexed hereto as Exhibit E.

     "TELECOMMUNICATIONS ACT" shall mean the Telecommunications Act (Canada), and any similar or successor Canadian statute and the rules, regulations and published policies of the Canadian Radio-television and Telecommunications Commission thereunder, all as amended and as the same may be in effect from time to time.

     "TERRESTRIAL EQUIPMENT" shall mean terrestrial equipment, including but not limited to SDH/DWDM/SONET and network management and similar network-related services provided by Alcatel from time to time, but for the purposes of the Purchase Order Condition shall not include any fiber or submarine cable.

     "THRESHOLD" shall have the meaning set forth in Section 7.03.

     "TRIGGER PRICE" shall mean the highest Fundamental Change Price that would cause there to have been issued upon conversion of all shares of any Series of Alcatel Preferred Shares a number of Subordinate Voting Shares greater than 20% of the number of Subordinate Voting Shares outstanding on the date of issuance of such Series of Alcatel Preferred Shares, subject to adjustment for stock splits, subdivisions, combinations and similar events.

     "URBANLINK" shall mean WFI Urbanlink Ltd., an Alberta corporation.

     "WF SERVICES" shall have the meaning set forth in Section 3.31.

     "WFH" shall mean Worldwide Fiber Holdings Ltd.

     "WITHDRAWAL LIABILITY" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          1.02 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

          1.03 INTERPRETATION. (a) Unless the context clearly requires otherwise, the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c) References herein to a specific Article, Section, clause, subsection, Schedule or Exhibit shall refer, respectively, to Articles, Sections, clauses, subclauses, Schedules or Exhibits of this Agreement, unless the express context otherwise requires.

          (d) Whenever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation" unless clearly indicated otherwise.

          1.04 CONSTRUCTION. The parties acknowledge that this Agreement has been fully negotiated and that all parties have been represented by counsel throughout such negotiation. In the event of any ambiguity or uncertainty with respect to any language contained in this Agreement, this Agreement shall not be construed against any party hereto.

          1.05 EXHIBITS. The following exhibits are annexed to and form an integral part of this Agreement.

Exhibit A     Special Rights and Restrictions Attached to Series 1 Convertible
              Preferred

Exhibit B     Special Rights and Restrictions Attached to Series 2 Convertible
              Preferred

Exhibit C     Special Rights and Restrictions Attached to Series 3 Convertible
              Preferred

Exhibit D     Registration Rights Agreement

Exhibit E     Technology Cooperation Agreement

Exhibit F     Amended and Restated Memorandum and Articles of 360networks

Exhibit G     Form of Letter from WFH

Exhibit H     Form of Opinion of Proskauer Rose

Exhibit I     Form of Opinion of Farris, Vaughan, Wills & Murphy

Exhibit J     Form of Opinion of Stewart McKelvey Stirling Scales

Exhibit K     Form of Opinion of Cahill Gordon & Reindel

Exhibit L     Form of Opinion of Osler, Hoskin & Harcourt

Exhibit M     Form of Opinion of Sullivan & Cromwell

Exhibit N     Form of Alcatel Guarantee

Exhibit O     Form of Opinion of Slaughter & May

                                   ARTICLE II

                                EQUITY INVESTMENT

          2.01 ISSUANCE OF SECURITIES. Upon the terms and subject to the conditions set forth herein and on the basis of the representations, warranties, covenants, agreements, undertakings and obligations contained herein, (i) at the First Tranche Closing, in consideration for the First Tranche Purchase Price set forth in Section 2.02, 360networks will issue and sell to Alcatel 700,000 shares (the "FIRST TRANCHE ALCATEL PREFERRED SHARES") of newly issued Series 1 Convertible Preferred and (ii) at the Second Tranche Closing, in consideration for the Second Tranche Purchase Price set forth in
Section 2.02, 360networks will issue and sell to Alcatel 300,000 shares (the "SECOND TRANCHE ALCATEL PREFERRED SHARES") of newly issued Series 2 Convertible Preferred.

          2.02 PAYMENT OF PURCHASE PRICE. Upon the terms and subject to the conditions set forth herein and on the basis of the representations, warranties, covenants, agreements, undertakings and obligations contained herein, (i) at the First Tranche Closing, in consideration for the First Tranche Alcatel Preferred Shares, Alcatel will pay to 360networks

US$700,000,000 (the "FIRST TRANCHE PURCHASE PRICE") and (ii) at the Second Tranche Closing, in consideration for the Second Tranche Alcatel Preferred Shares, Alcatel will pay to 360networks US$300,000,000 (the "SECOND TRANCHE PURCHASE PRICE"). The First Tranche Purchase Price shall be paid on the First Tranche Closing Date by wire transfer of immediately available funds to an account or accounts designated by 360networks and the Second Tranche Purchase Price shall be paid on the Second Tranche Closing Date by wire transfer of immediately available funds to an account or accounts designated by 360networks.

          2.03 CLOSINGS. The closing (the "FIRST TRANCHE CLOSING") of the purchase and sale of the First Tranche Alcatel Preferred Shares shall take place upon satisfaction of the conditions set forth in Sections 6.01 and 6.02 at 9:00 a.m., New York time, on November 8, 2000, or the next Business Day if such date is not a Business Day, at the offices of Cahill Gordon & Reindel, New York, New York, or at such other time and place as the parties may mutually agree (the date and time of the First Tranche Closing being herein referred to as the "FIRST TRANCHE CLOSING DATE"). The closing (the "SECOND TRANCHE CLOSING") of the purchase and sale of the Second Tranche Alcatel Preferred Shares shall take place five Business Days after the conditions set forth in Sections 6.03 and 6.04 are satisfied, provided that such conditions are satisfied on or prior to the 120th day after the date of this Agreement, at such time and place as the parties may mutually agree (the date and time of the Second Tranche Closing being herein referred to as the "SECOND TRANCHE CLOSING DATE").

          2.04 DELIVERIES BY 360NETWORKS. On the First Tranche Closing Date, 360networks shall deliver, or cause to be delivered, to Alcatel the following:

          (a) the certificates, and other documents and instruments, to be delivered pursuant to Section 6.02 hereof;

          (b) duly executed copies of each of the Technology Cooperation Agreement, the Registration Rights Agreement and the Pacific Agreement; and

          (c) a certificate or certificates evidencing all of the First Tranche Alcatel Preferred Shares duly issued to Alcatel.

On the Second Tranche Closing Date, 360networks shall deliver, or cause to be delivered, to Alcatel the following:

          (a) the certificates, and other documents and instruments, to be delivered pursuant to Section 6.04 hereof;

          (b) a certificate or certificates evidencing all of the Second Tranche Alcatel Preferred Shares duly issued to Alcatel;

          (c) a duly executed copy of the Atlantic Agreement and/or the Fiber Pair Agreement; and

          (d)   receipt of Purchase Orders to satisfy the Purchase Order
     Condition.

          2.05 DELIVERIES BY ALCATEL. On the First Tranche Closing Date, Alcatel shall deliver, or cause to be delivered, to 360networks the following:

          (a) the certificates, and other documents and instruments, to be delivered pursuant to Section 6.01 hereof;

          (b) a duly executed copy of the Technology Cooperation Agreement, the Registration Rights Agreement and the Pacific Agreement; and

          (c) a payment of US$700,000,000 to 360networks in respect of the First Tranche Alcatel Preferred Shares.

On the Second Tranche Closing Date, Alcatel shall deliver, or cause to be delivered, to 360networks the following:

          (a) the certificates, and other documents and instruments, to be delivered pursuant to Section 6.03 hereof;

          (b) a payment of US$300,000,000 to 360networks in respect of the Second Tranche Alcatel Preferred Shares; and

          (c) a duly executed copy of the Atlantic Agreement and/or the Fiber Pair Agreement.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF 360NETWORKS

          360networks hereby represents and warrants to Alcatel that as of the date hereof:

          3.01 ORGANIZATION AND GOOD STANDING; SUBSIDIARIES. 360networks is a corporation continued and validly existing and in good standing as to the payment of annual fees and the filing of annual returns under the laws of the jurisdiction of its continuance, and has all requisite corporate power and authority to enter into and carry out the transactions contemplated by this Agreement and the Ancillary Agreements and the performance by 360networks of its obligations hereunder and thereunder and to own and operate its properties and assets and to carry on its business as presently conducted, except, where the failure to be in good standing is not reasonably likely to have a Material Adverse Effect. Urbanlink and each Significant Subsidiary of 360networks is a corporation or other entity (including partnerships, limited liability companies and other business associations), duly organized, validly existing and in good standing, to the extent applicable, under the respective laws of the jurisdiction of its organization and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted except where the failure to be so organized or in good standing or to have such power and authority is not reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 3.01, there are not outstanding (and neither 360networks nor any Subsidiary has any plan to issue, grant or enter into) any options, warrants, rights (including conversion or preemptive rights), subscriptions or agreements for the purchase or acquisition, from or by Urbanlink or 360networks or from any Subsidiary, of any shares of capital stock of any Subsidiary. Urbanlink and each Significant Subsidiary is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each jurisdiction (other than the jurisdiction of its incorporation) in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary and in which the failure so to qualify would have a Material Adverse Effect.

          3.02 EXECUTION AND DELIVERY. The execution and delivery by 360networks of this Agreement and the Ancillary Agreements, the execution and delivery of the Pacific Agreement by the relevant Subsidiary of 360networks, and the performance by 360networks or its Subsidiary, as the case may be, of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of 360networks, enforceable against 360networks in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by equitable principles generally, whether enforced in a court of law or at equity.

          3.03 NO VIOLATION. The execution, delivery and performance by 360networks of this Agreement and the Ancillary Agreements do not (i) conflict with, or result in any violation or breach of any provision of, the charter documents of 360networks, any of its Significant Subsidiaries, Urbanlink or Ledcom Holdings Ltd. ("Ledcom"); (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, or require 360networks to obtain any consent or approval of or give any notice to any Person under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Contract or other agreement, instrument or obligation to which 360networks or any of its Significant Subsidiaries, Urbanlink or Ledcom is a party or by which any of their respective properties or assets may be bound; (iii) contravene, conflict with, or constitute or result in a breach or violation of, or a default under, any provision of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any approval, franchise, certificate of authority, Order, license, Permit, waiver or other authorization granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law applicable to 360networks, any of its Significant Subsidiaries, Urbanlink or Ledcom ("GOVERNMENTAL AUTHORIZATION"); or (iv) conflict with or violate any Permit, franchise, license, Order or Law applicable to

360networks, any of its Significant Subsidiaries, Urbanlink or Ledcom or any of their respective properties or assets except in the case of (ii), (iii) and (iv), for any such violations, defaults, breaches, terminations, cancellations, accelerations, losses or conflicts that would not have a material adverse effect on the validity or enforceability of this Agreement or on the ability of 360networks to perform its obligations hereunder.

          3.04 AUTHORIZED AND ISSUED CAPITAL. The authorized, issued and outstanding share capital ("SHARES") of 360networks, as of the date hereof (for clarity, prior to the issuance of the Alcatel Preferred Shares), consists of:

                Class or Series                      Number                Number
                   of Shares                       Authorized              Issued
                ---------------                    ----------              ------
               Preferred Shares                  500,000,000,000             Nil
        Series 1 Convertible Preferred               700,000                 Nil
        Series 2 Convertible Preferred               300,000                 Nil
        Series 3 Convertible Preferred               125,000                 Nil
    (collectively, the "PREFERRED SHARES")

                                                                                           Number
                                                                                        Outstanding
                                                 Number               Number           (as at October
             Common Shares                     Authorized             Issued             20, 2000)
             -------------                     ----------             ------           --------------
       Subordinate Voting Shares             500,000,000,000        814,390,729         814,390,729
         Multiple Voting Shares              500,000,000,000         81,840,000          81,840,000
    (collectively, the "COMMON SHARES")

          As of October 20, 2000, 158,841,991 shares are reserved for issuance to employees, officers, directors and consultants of 360networks and its Affiliates and third parties pursuant to options and share commitments described on Schedule 3.04 (the "SHARE COMMITMENTS"). As of the date hereof, except for the Share Commitments and except for conversion rights of issued and outstanding shares of Alcatel Preferred Shares, as of the First Tranche Closing and the Second Tranche Closing or upon issuance of the Series 3 Convertible Preferred, 360networks will not (i) have outstanding any capital stock or other securities convertible into or exchangeable for any shares of its capital stock, and no person will have any right to subscribe for or to purchase (including conversion or preemptive rights), or any options for the purchase of, or any agreements providing for the issuance (contingent or other-

wise) of, any calls, commitments or other claims of any character relating to, any capital stock or any stock or securities convertible into or exchangeable for any capital stock of 360networks; (ii) have any capital stock, equity interests or other securities reserved for issuance for any purpose; or (iii) be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding clause (i).

          3.05 RESERVATION OF SHARES. 360networks has reserved a sufficient number of:

          (a) Series 1 Convertible Preferred, Series 2 Convertible Preferred and Series 3 Convertible Preferred for issuance to Alcatel in accordance with the terms of this Agreement and pursuant to the terms of the special rights or restrictions set forth in Exhibit A, B or C; and

          (b) Subordinate Voting Shares for issuance to Alcatel upon the exercise of any conversion rights contemplated by this Agreement and the special rights or restrictions set forth in Exhibit A, B or C.

          3.06 CORPORATE ACTION AND SHARE CAPITAL STATUS. The authorization, issuance, sale and delivery of the Alcatel Preferred Shares pursuant to this Agreement have been duly authorized by all requisite corporate action on the part of 360networks and, when issued, sold and delivered in accordance with this Agreement, the Alcatel Preferred Shares will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof and not subject to preemptive or similar rights of the shareholders of 360networks or others. The authorization, issuance, sale and delivery of Subordinate Voting Shares pursuant to the exercise of rights of conversion contemplated by this Agreement and the special rights and restrictions attached to the Alcatel Preferred Shares as set forth in Exhibits A, B and C have been duly authorized by all requisite corporate action on the part of 360networks and, when issued in accordance with this Agreement and the Articles on such terms, such Subordinate Voting Shares will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof and not subject to preemptive or similar rights of the shareholders of 360networks or others. The terms, designations, powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions, of any series of Common Shares, or any series of Preferred Shares of 360networks, are as stated in the Articles. All of the issued and outstanding Common Shares are fully paid and nonassessable with no personal liability attaching to the ownership thereof and not subject to preemptive or similar rights of the shareholders of 360networks or others. The value of the equity securities of 360networks is not derived, directly or indirectly, principally from immovable property situated in Canada and the assets of 360networks do not principally consist, directly or indirectly, of such immovable property. Neither 360networks nor any of its Subsidiaries is a party to, or has knowledge of, any agreement (other than this Agreement or the Registration Rights Agreement) restricting the transfer of any shares of 360networks' capital stock which would affect the transferability of the Subordinate Voting Shares issuable upon conversion of the Alcatel Preferred Shares. Except with respect to the registration rights to be granted to Alcatel and except as set forth on Schedule 3.06, 360networks is not a party to or bound by any agreement or commitment pursuant to which 360networks is or could be required to register any of its securities under the Securities Act or qualify any of its securities for distribution or distribution to the public, under the Canadian securities rules and regulations.

          3.07 SECURITIES LAWS. Assuming the accuracy of the representations and warranties contained in Article 4 hereof, the offer, sale and/or the issuance and delivery of the Alcatel Preferred Shares as contemplated herein is exempt from the prospectus and registration requirements under applicable securities laws.

          3.08 CONSENTS AND APPROVALS. Except as described in Schedule 3.08, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery and performance by 360networks of this Agreement or the Ancillary Agreements, the consummation by 360networks of the transactions contemplated hereby or thereby, or the issuance, sale or delivery of the Alcatel Preferred Shares or the Subordinate Voting Shares into which such Alcatel Preferred Shares are convertible (other than such notifications or filings required under applicable provincial securities laws, the rules of the Toronto Stock Exchange, the New York Stock Exchange or Nasdaq, if any, which shall be made by 360networks on a timely basis, and other than as provided for in this Agreement or the Registration Rights Agreement).

          3.09 FINANCIAL CONDITION; NO MATERIAL ADVERSE CHANGE. (a) 360networks has heretofore furnished to Alcatel its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 1999, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2000, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of 360networks and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

          (b) Since December 31, 1999, there has been no Material Adverse Change and no event or occurrence reasonably likely to result in a Material Adverse Change not reflected in the financial statements referred to in clause (ii) above.

          3.10 PROPERTIES. (a) Each of 360networks, its Significant Subsidiaries and, to the knowledge of 360networks, Urbanlink and Ledcom has good (and, in the case of real property, marketable) title to, or valid leasehold interests in, all its real and personal property used in the business of 360networks, its Significant Subsidiaries and, to the knowledge of

360networks, Urbanlink and Ledcom, taken as a whole, except for Liens and defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or that could not reasonably be expected to have a Material Adverse Effect and any real property and buildings held under lease by 360networks, its Significant Subsidiaries and, to the knowledge of 360networks, Urbanlink and Ledcom are held by them under valid, subsisting and enforceable leases with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

          (b) Each of 360networks and its Significant Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property necessary to carry on its business (the "INTELLECTUAL PROPERTY"), and the use thereof by 360networks and its Significant Subsidiaries does not infringe upon the rights of any other Person, nor has 360networks received any written notice of any claim asserting such infringement or the invalidity or unenforceability of its ownership, license or right to use any of the Intellectual Property, except where any such infringement, invalidity or unenforceability, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          3.11 LITIGATION AND ENVIRONMENTAL MATTERS. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Entity pending against or, to the knowledge of 360networks, threatened against or affecting 360networks, any of its Significant Subsidiaries or, to the knowledge of 360networks, Urbanlink or Ledcom that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than as disclosed on Schedule 3.11) or that relate to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

          (b) Except as disclosed on Schedule 3.11 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither 360networks or its Subsidiaries nor, to the knowledge of 360networks, Urbanlink or Ledom (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

          (c) Except as described in the 360networks Securities Laws Filings, there are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up (including, without limitation, to remediate any substance which exceeds decommissioning, remediation or similar guidelines, standards or criteria under Environmental Laws or applied by Governmental Entities acting under Environmental Laws), closure of properties or compliance with Environmental Laws or any Permits, certificates, consents, exemptions, waivers and other approvals of any Governmental Entity under any Environmental Laws, any related constraints on operating activities and any potential liabilities to third parties or as a result of government action) which would, individually or in the aggregate, have a Material Adverse Effect.

          3.12 HOLDING COMPANY STATUS. Neither 360networks nor any of its Significant Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          3.13 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

          3.14 INSURANCE. 360networks believes that the insurance maintained by or on behalf of 360networks and its Subsidiaries is adequate. All premiums in respect of any such insurance that is material have been paid to the extent due.

          3.15 LABOR MATTERS. As of the date of this Agreement, there are no strikes, lockouts or slowdowns against 360networks, any of its Subsidiaries or, to the knowledge of 360networks, Urbanlink or Ledcom pending or, to the knowledge of 360networks, threatened. The hours worked by and payments made to employees of 360networks, its Subsidiaries and, to the knowledge of 360networks, Urbanlink and Ledcom have not been in violation of the Fair Labor Standards Act or any other Federal, state, provincial, local or foreign law dealing with such matters applicable to them, except where such violation could not reasonably be expected to result in a Material Adverse Effect. All payments due from 360networks, any of its Subsidiaries or, to the knowledge of 360networks, Urbanlink or Ledcom, or for which any claim may be made against 360networks, any of its Subsidiaries or, to the knowledge of 360networks, Urbanlink or Ledcom, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of 360networks, such Subsidiary or, to the knowledge of 360 networks, Urbanlink or Ledom, as the case may be, in accordance with GAAP. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which 360networks, any of its Subsidiaries or, to the knowledge of 360networks, Urbanlink or Ledcom is bound.

          3.16 REGULATORY COMPLIANCE. (a) 360networks and each of its Significant Subsidiaries are in compliance with the Communications Act and the Telecommunications Act and the Full Competition Directive, the Licensing Directive, and the Interconnection Directive and the related rules, regulations and policies of each of the member states of the European Union, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

          (b) Except as set forth in the 360networks Securities Laws Filings, 360networks has not received any written notice and does not have any knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before the FCC or the CRTC, or any other proceedings of or before the FCC or the CRTC, affecting 360networks, any of its Subsidiaries or, to the knowledge of 360networks, Urbanlink or Ledcom which could reasonably be expected to have a Material Adverse Effect.

          (c) No event has occurred which (i) results in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modifications, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, any FCC License in any respect which could reasonably be expected to have a Material Adverse Effect or (ii) affects or could reasonably be expected in the future to affect any of the rights of 360networks or any of its Subsidiaries under any FCC License in any respect which could reasonably be expected to have a Material Adverse Effect.

          (d) 360networks and each Significant Subsidiary have duly filed in a timely manner all filings, reports, applications, documents, instruments and information required to be filed by them under the Communications Act and the Telecommunications Act, and all such filings were when made true, correct and complete in all respects except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

          3.17 CANADIAN PENSION PLANS. As of the date of this Agreement, there is no Canadian Pension Plan other than a group registered retirement savings plan.

          3.18 CERTAIN CHANGES OR EVENTS. Since December 31, 1999, except as set forth in any of the 360networks Securities Laws Filings or in Schedule 3.18, the business of each of 360networks and its Subsidiaries has been operated only in the ordinary course, consistent with past practice, and in addition to, and not in limitation of, the foregoing: (i) there has been no change of Laws, revocation or change in any Contract or Permit or right to do business, and no other event or occurrence of any character, whether or not insured against, which has resulted, or could reasonably be expected to result, in a Material Adverse Effect; (ii) 360networks has not authorized or made any distributions, or declared or paid any dividends, upon or with respect to any of its capital stock, or other equity interests, nor has

360networks redeemed, purchased or otherwise acquired, or issued or sold, any of its capital stock or other equity interests; (iii) none of 360networks or its Subsidiaries has entered into any material transaction, other than in the ordinary course of business and consistent with past practice; (iv) there has been no damage, destruction or loss to the property of 360networks or its Subsidiaries, whether or not covered by insurance, which could have a Material Adverse Effect; and (v) there has been no agreement or commitment by any of 360networks or its Subsidiaries to do or perform any of the acts described in this Section 3.18.

          3.19 REPORTS AND FINANCIAL STATEMENTS. The filings (the "360NETWORKS SECURITIES LAWS FILINGS") made by 360networks with the United States Securities and Exchange Commission and the British Columbia and Ontario Securities Commissions after December 31, 1999 include all of the filings that were required to be made after such date with such entities and complied, as of their respective dates, with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such filings the failure of which to have been made or to so comply would not result in a Material Adverse Effect. As of their respective dates, the 360networks Securities Laws Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of 360networks included in the 360networks Securities Laws Filings (collectively, the "360NETWORKS FINANCIAL STATEMENTS") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of 360networks as of the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring and year-end audit adjustments. True, accurate and complete copies of the 360networks Articles and 360networks by-laws, as in effect on the date hereof, have been provided to Alcatel.

          3.20  COMPLIANCE WITH LAWS AND AGREEMENTS.  Except as set forth on
Schedule 3.20, each of 360networks, its Significant Subsidiaries and, to the knowledge of 360networks, Urbanlink and Ledcom is in compliance with (a) all laws, regulations and orders of any Governmental Entity applicable to it or its property and (b) all indentures, Contracts and other instruments binding upon it or its property, except, in the case of clause (a) and clause (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          3.21 TAXES. Each of 360networks and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which 360networks or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

          3.22 INDEBTEDNESS OF 360NETWORKS. (a) Schedule 3.22 lists all secured and unsecured indebtedness of 360networks and its Subsidiaries (other than intercompany items) outstanding, or for which 360networks or one of its Subsidiaries has commitments, which is individually in excess of $5,000,000 (excluding operating leases) ("SIGNIFICANT INDEBTEDNESS"), as of the date set forth on Schedule 3.22.

          (b) Neither 360networks nor any of its Subsidiaries is in default with respect to any Significant Indebtedness or any instrument or agreement relating thereto, nor has any event occurred that with the giving of notice or the lapse of time or both would give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of 360networks or any of its Subsidiaries thereunder, or to a loss of any material benefit to which 360networks or any of its Subsidiaries is entitled thereunder.

          3.23 NO BROKER OR FINDER. None of 360networks or its Subsidiaries or any of their respective Affiliates has entered or will enter into any agreement pursuant to which any of 360networks or its Subsidiaries or Alcatel will be liable, as a result of the transactions contemplated by this Agreement or any related transaction, for any claim of any person for any commission, fee or other compensation as finder or broker, other than Donaldson, Lufkin & Jenrette, whose fees shall be the sole responsibility of 360networks.

          3.24 NO GENERAL SOLICITATION. Neither 360networks, nor any of its Affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with the offer and sale of the Alcatel Preferred Shares.

          3.25 NO LIABILITIES. Neither 360networks nor any of its Subsidiaries has any Liabilities, except (i) as reflected in the notes to the 360networks Financial Statements for the year ended December 31, 1999 and not heretofore discharged, (ii) as reflected or reserved against in the unaudited balance sheet of 360networks at June 30, 2000 and not heretofore discharged,
(iii) Liabilities incurred in the ordinary course of business, (iv) Liabilities incurred in connection with any acquisition of another business entity made by 360networks after June 30, 2000, (v) other Liabilities that do not, singly or in the aggregate, have a Material Adverse Effect, (vi) as disclosed in the 360networks Securities Laws Filings or (vii) as set forth in
Schedule 3.25.

          3.26 RIGHTS OF WAY. Except as provided on Schedule 3.26, each of 360networks and its Subsidiaries has all necessary licenses or rights of occupation with respect to its installed fiber, except in such cases where the failure to have obtained the same could not reasonably be expected to have a Material Adverse Effect.

          3.27 CAPITAL STOCK OF SUBSIDIARIES. All of the outstanding shares of capital stock of each of 360network's Significant Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and, except for Ledcom, Urbanlink Holdings Ltd.

("CARRIER HOLDCO"), Urbanlink and Urbanlink Equipment Ltd., are owned by 360networks, directly or indirectly through one or more of its Subsidiaries, free and clear of any Lien. 360networks owns 50% of Ledcom, directly or indirectly through one or more Subsidiaries, free and clear of any Lien except for the security interest granted to Ledcor Inc. pursuant to the Unanimous Shareholders Agreement, dated as of December 1, 1998, by and among Worldwide Fiber Communications Ltd., Ledcor Inc., Ledcor Industries Limited and Ledcor Holdings Ltd. 360networks owns 33 1/3% of the voting securities of Carrier Holdco and 51% of the equity securities of Carrier Holdco, in each case free and clear of any Lien.

          3.28 CHARTER DOCUMENTS. None of 360networks, any of its Significant Subsidiaries or, to the knowledge of 360networks, Urbanlink or Ledcom is in violation of its respective (a) articles or by-laws or (b) Memorandum of Association or Articles of Association except violations which could not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

          3.29 NO ORDERS. Except as disclosed in the 360networks Securities Law Filings, none of 360networks, any of its Subsidiaries or Urbanlink is a party or subject to the provisions of any Order of any Governmental Entity, except as would not have a Material Adverse Effect.

          3.30 INDUSTRY CANADA LICENSES. 360networks and each of its Canadian subsidiaries (collectively, the "CANADIAN COMPANIES") and, to the knowledge of 360networks, Urbanlink and Ledcom hold all CRTC and Industry Canada licenses or authorizations and possess adequate certificates, authorities or Permits issued by appropriate Governmental Entities or bodies necessary to conduct the business now operated by them, other than those the absence of which could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or Permit that, if determined adversely, could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

          3.31 CANADIAN TELECOMMUNICATIONS ARRANGEMENT. The Canadian Telecommunications Arrangement as described in the 360networks Securities Law Filings, including the execution, delivery and performance by the parties thereto of (i) the Reseller Agreement dated April 17, 2000 between Urbanlink, 360networks and Worldwide Fiber Network Services Ltd. ("WF SERVICES"), (ii) the Co-Development Agreement dated April 17, 2000 between 360networks and Urbanlink, (iii) the Definitive Agreement dated April 17, 2000 between Urbanlink and 360networks, (iv) the Shareholders Agreement dated April 17, 2000 between Carrier Holdco, Urbanlink, 360networks, 360 Urbanlink Ltd. and WFH, (v) the Capacity Purchase Agreement dated April 17, 2000 between Urbanlink and WF Services, (vi) the Fibre Optic Maintenance Agreement dated April 17, 2000 between Urbanlink and WF Services, (vii) the Roll-Over Agreement dated April 17, 2000 between 360 Urbanlink Ltd. and Ledcor Communications Ltd., (viii) the Roll-Over Agreement dated April 17, 2000 between 360 Urbanlink

Ltd. and WFI-CN Fibre Inc., (ix) the Roll-Over Agreement dated April 17, 2000 between 360 Urbanlink Ltd. and Worldwide Fiber (F.O.T.S.) No. 3, Ltd., (x) the Roll-Over Agreement dated April 17, 2000 between 360 Urbanlink Ltd. and WF Services, (xi) the Roll-Over Agreement dated April 17, 2000 between 360 Urbanlink Ltd. and Worldwide Fiber Networks Ltd., (xii) the Roll-Over Agreement dated April 17, 2000 between Carrier Holdco and 360 Urbanlink Ltd.,
(xiii) the Roll-Over Agreement dated April 17, 2000 between Carrier Holdco and WFH, (xiv) the Asset Purchase Agreement dated April 17, 2000 between Urbanlink and Ledcor Communications Ltd., (xv) the Asset Purchase Agreement dated April 17, 2000 between WFI-CN Fibre Inc. and Ledcor Cayer Inc., (xvi) the Asset Purchase Agreement dated April 17, 2000 between Urbanlink and WF Services, (xvii) the Asset Purchase Agreement dated April 17, 2000 between Urbanlink Equipment Ltd. and WF Services, (xviii) the Asset Purchase Agreement dated April 17, 2000 between Urbanlink and WFI-CN Fibre Inc., (xix) the Asset Purchase Agreement dated April 17, 2000 between Urbanlink and Ledcor Communications Ltd., (xx) the Asset Purchase Agreement dated April 17, 2000 between Urbanlink and Worldwide Fiber (F.O.T.S.) No. 3, Ltd., (xxi) the Asset Purchase Agreement dated April 17, 2000 between Urbanlink and WFI-CN Fibre Inc., (xxii) the Asset Purchase Agreement dated April 17, 2000 between WFI-CN Fibre Inc. and Ledcor Communications Ltd., (xxiii) the Asset Purchase Agreement dated April 17, 2000 between WFI-CN Fibre Inc. and Ledcor Cayer Inc. and (xxiv) the Asset Purchase Agreement dated April 17, 2000 between WFI-CN Fibre Inc. and Ledcor Communications Ltd. (as the foregoing agreements have been amended as of the date hereof), does not violate or conflict with any provisions of the Telecommunications Act or the Ownership Regulations or any applicable Law or Order of any Governmental Entity having jurisdiction over any of the Canadian Companies and will not result in any tax or other consequence to 360networks, actual or contingent, which could reasonably be expected to have a Material Adverse Effect.

          3.32 NO CONTROL OF URBANLINK. 360networks does not control (within the meaning ascribed to such term in the Telecommunications Act) Urbanlink.

          3.33 AFFILIATE TRANSACTIONS. 360networks is not a party to any agreement having a value of $5,000,000 or more with any Affiliate on terms less favorable to 360networks than could have been obtained from an unaffiliated third party.

          3.34 MATERIAL CONTRACTS. 360networks is not party to any supply agreement, framework purchasing arrangement or similar Contract that could reasonably be expected to limit or impair the performance of 360networks' obligations under this Agreement, the Ancillary Agreements or any of the other agreements or arrangements contemplated hereby.

                                   ARTICLE IV

                         REPRESENTATIONS, WARRANTIES AND
                           ACKNOWLEDGEMENTS OF ALCATEL

          Alcatel hereby represents and warrants to 360networks that, as of the date hereof:

          4.01 U.S. SECURITIES LAWS REPRESENTATIONS. Alcatel is an "Accredited Investor" (as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act).

          4.02 EXEMPT SALE. Alcatel is purchasing the Alcatel Preferred Shares as principal and acknowledges that no offering memorandum, prospectus or registration statement has been prepared or filed by 360networks with any securities commission or similar authority in any jurisdiction in connection with the issue and sale of the Alcatel Preferred Shares. Such issue and sale to Alcatel is subject to such sale being exempt from the requirements of applicable securities laws as to the filing of an offering memorandum, prospectus or registration statement.

          4.03 NO ADVERTISEMENT. To Alcatel's knowledge, the Alcatel Preferred Shares were not advertised in printed media of general and regular paid circulation, radio or television, and Alcatel will not have purchased the Alcatel Preferred Shares as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

          4.04 KNOWLEDGE. Alcatel has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of the investment hereunder and is able to bear the economic risk of loss of such investment.

          4.05 NO REGISTRATION. Alcatel understands that the Alcatel Preferred Shares have not been and will not be registered under the Securities Act or the securities laws of any state of the United States and that the sales contemplated hereby are being made in reliance on an exemption from such registration requirements, and Alcatel understands and agrees that the Alcatel Preferred Shares may not be traded in the United States unless either registered under the Securities Act and any applicable state securities laws or an exemption from such registration requirements is available and that certificates representing the Alcatel Preferred Shares will bear a legend to such effect. Alcatel is purchasing the Alcatel Preferred Shares for investment only, for its own account and not with a view to resale or distribution in violation of applicable securities laws.

          4.06 CERTAIN SECURITIES LAWS. Alcatel understands that no prospectus has been or will be filed in accordance with the securities laws, and the regulations thereunder, of, and the applicable published rules, policy statements, blanket orders and notices of the securities regulatory authorities in the provinces and territories of Canada (the "CANADIAN SECURITIES LAWS") qualifying the distribution of the Alcatel Preferred Shares. The Alcatel Preferred Shares may not be offered or sold by Alcatel in any province or territory of Canada except pursuant to an applicable exemption from the prospectus requirements of the applicable Canadian Securities Laws and from a dealer appropriately registered under the applicable Canadian Securities Laws or in accordance with an exemption from the registration requirements of such laws.

          4.07 NO BROKER OR FINDER. Alcatel has not employed any broker or finder in connection with the transactions contemplated by this agreement. 360networks acknowledges that Alcatel has retained J.P. Morgan as an advisor to Alcatel and Alcatel will be responsible for all fees payable to J.P. Morgan.

          4.08 NO VIOLATION. The execution, delivery and performance by Alcatel of this Agreement and the Ancillary Agreements do not (i) conflict with, or result in any violation or breach of any provision of, its charter documents, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, require Alcatel to obtain any consent or approval of, or give any notice to any Person under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Alcatel or any of its Subsidiaries is a party or by which any of the properties or assets of Alcatel or any of its Subsidiaries may be bound, (iii) contravene, conflict with, or constitute or result in a breach or violation of, or a default under, any provision of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization or (iv) conflict with or violate any permit, concession, franchise, license, Order or Law applicable to Alcatel or any of its Subsidiaries or any of the properties or assets of Alcatel or any of its Subsidiaries, except in the case of (ii), (iii) and (iv), for any such violations, defaults, breaches, terminations, cancellations, accelerations, losses or conflicts that would not have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Alcatel to perform its obligations hereunder.

          4.09 ORGANIZATION; EXECUTION AND DELIVERY; ENFORCEABILITY. Alcatel is duly organized and validly existing under the laws of the jurisdiction of its organization and has all corporate authority to enter into and carry out the transactions contemplated by this Agreement and to perform its obligations hereunder. The execution and delivery by Alcatel of this Agreement and the performance by Alcatel of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Alcatel. This Agreement constitutes a valid and binding agreement of Alcatel enforceable against Alcatel in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by equitable principles generally whether enforced in a court of law or at equity.

          4.10 CONSENTS AND APPROVALS. Except as described in Schedule 4.10, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Entity is required by Alcatel in connection with the execution, delivery and performance by Alcatel of this Agreement, the consummation by Alcatel of the transactions contemplated hereby.


                                    ARTICLE V

                                    COVENANTS

          5.01 FULFILLMENT OF CONDITIONS. (a) Between the date of this Agreement and the First Tranche Closing Date, each of the Parties hereto shall use its commercially reasonable efforts to perform, comply with and fulfill all of the conditions required by this Agreement under Sections 6.01 and 6.02 to be performed, complied with or fulfilled on its part at or prior to the First Tranche Closing. Between the date of this Agreement and the Second Tranche Closing Date, each of the Parties hereto shall use its commercially reasonable efforts to perform, comply with and fulfill all of the conditions required by this Agreement under Sections 6.03 and 6.04 to be performed, complied with or fulfilled on its part at or prior to the Second Tranche Closing. Between the date of this Agreement and the date of any closing contemplated by Section 5.08, each of the Parties hereto shall use its commercially reasonable efforts to perform, comply with and fulfill all of the conditions referred to in Section 5.08.

          (b) No later than 120 days after the First Tranche Closing, 360networks will submit Purchase Orders to Alcatel sufficient to cause the Purchase Order Condition to be satisfied.

          5.02 TRANSFER RESTRICTIONS. Alcatel or the Designated Purchaser, as the case may be, agrees not to sell or in any other way, directly or indirectly, transfer, assign, distribute, pledge, encumber or otherwise dispose of, any of the Alcatel Preferred Shares, or transfer the financial risk of owning any of the Alcatel Preferred Shares, to any Person before the first anniversary of the First Tranche Closing Date; PROVIDED, HOWEVER, that Alcatel or the Designated Purchaser may transfer Alcatel Preferred Shares to any of its Affiliates subject to the restrictions contained in this Section
5.02. Notwithstanding the foregoing, if (a) a Fundamental Change (as defined in Exhibits A, B and C) occurs and either Party has exercised its right to convert or require a share capital reorganization, as the case may be, pursuant to Exhibits A, B and C or (b) the Ledcor Lock-Up Agreements are waived or otherwise terminated or amended, in each case prior to the first anniversary of the First Tranche Closing Date, then, effective upon such waiver, termination or amendment, Alcatel or the Designated Purchaser, as the case may be, will no longer be subject to such transfer restrictions; PROVIDED, HOWEVER, that if the Ledcor Lock-Up Agreements are waived or amended, but not terminated, the restrictions set forth in this Section 5.02 shall be waived or amended to the same extent; PROVIDED, FURTHER, that if any partial waiver of the Ledcor Lock-Up Agreements is conditioned on any other terms or provisions, then the termination of the restrictions in this Section 5.02 shall be subject to the same terms or provisions, but only to the extent such restrictions by their nature could reasonably be applicable to Alcatel or the Designated Purchaser, as the case may be.

          5.03 PUBLICITY. An initial press release announcing the execution of this Agreement, the Pacific Agreement (in the form previously agreed upon by 360networks and Alcatel), the Parties' intention to build the Atlantic network, Alcatel's designation as a preferred provider of terrestrial and submarine equipment and services and 360 network's commitment to make a Terrestrial Equipment purchase commitment to Alcatel of not less than $100 million shall be released jointly by 360networks and Alcatel promptly following the execution hereof, and 360networks and Alcatel shall consult with each other prior to issuing any press releases or otherwise making any public announcements with respect to the transactions contemplated herein and prior to making any filings with any Governmental Entity or with any securities exchange with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or in connection with securing public or private financing.

          5.04 ALCATEL BOARD NOMINEE. So long as Alcatel and its Affiliates retain not less than 50% of the Alcatel Preferred Shares purchased hereunder (which percentage shall include any Subordinate Voting Shares of 360networks into which such Alcatel Preferred Shares have been converted, as equitably adjusted to reflect any stock split, combination, reorganization, recapitalization or other similar event involving such Alcatel Preferred Shares or Subordinate Voting Shares), 360networks shall:

          (a) cause Christian Reinaudo (or such other person who is a member of Alcatel's executive committee selected by Alcatel, subject to the approval of 360networks, acting reasonably) to be nominated for election to the Board of Directors of 360networks, which election shall occur no later than November 12, 2000; and

          (b) at any time when Alcatel meets the ownership requirements set forth in the first paragraph of this Section 5.04 but has not exercised its right pursuant to Section 5.04(a), after receiving notice from Alcatel as to the identity of a representative (the "OBSERVER") of Alcatel acceptable to 360networks, acting reasonably, and subject to obtaining written assurances satisfactory to 360networks, acting reasonably, as to the Observer's obligations to treat 360networks and information obtained by the Observer as though he were a member of the Board of Directors of 360networks:

                (i) permit the Observer to attend all Board of Directors meetings of 360networks as an observer; and

                (ii) provide the Observer advanced notice of each such meetings, including the time and place, at the same time and in the same manner as such notice is provided to the members of the Board of Directors, and copies of all materials distributed to members of the board at the same time as such materials are distributed to such board. All expenses incurred by the Observer for the purposes of attending board meetings will be paid by Alcatel.

          5.05 RESERVATION OF SHARES. 360networks shall at all times have authorized and reserved the maximum number of Subordinate Voting Shares that may be issuable and deliverable upon conversion of the Alcatel Preferred Shares.

          5.06 LISTINGS. 360networks shall promptly secure the listing of all of the Subordinate Voting Shares into which the Alcatel Preferred Shares are convertible upon The Toronto Stock Exchange and either the New York Stock Exchange or the Nasdaq National Market (the "PRINCIPAL MARKETS") (subject to official notice of issuance) and shall use commercially reasonable efforts to maintain, so long as any other shares of Subordinate Voting Shares shall be so listed, such listing of all Subordinate Voting Shares into which the Alcatel Preferred Shares are convertible from time to time issuable under the terms of this Agreement and Exhibits A, B and C. Neither 360networks nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Subordinate Voting Shares from the Principal Markets during such period, PROVIDED that 360networks may change the listing of the Subordinate Voting Shares from Nasdaq to the New York Stock Exchange or delist the Subordinate Voting Shares from the Toronto Stock Exchange provided the Subordinated Voting Shares remain listed on either Nasdaq or the New York Stock Exchange. 360networks shall promptly, and in no event later than the following Business Day, provide to Alcatel copies of any notices it receives from the Principal Markets regarding the continued eligibility of the Subordinate Voting Shares for listing. 360networks shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.06.

          5.07 FILINGS, ETC. Each of 360networks and Alcatel hereby agrees to make any filings and use commercially reasonable efforts to obtain any consents in a timely manner that may be required to be made with or obtained from any Governmental Entity or Principal Market relating to the transactions contemplated hereby.

          5.08 ALCATEL "BACKSTOP" FINANCING. In the event that 360networks consummates the Additional Transaction prior to September 30, 2001 and the Purchase Order Condition has been satisfied, Alcatel shall have the obligation, if 360networks so elects, to purchase, at Alcatel's sole discretion, either (x) bonds having terms and conditions reasonably satisfactory to 360networks and Alcatel for aggregate consideration of $125 million or (y) 125,000 shares of Series 3 Convertible Preferred Shares at $1,000 per share. The obligations of the Parties to consummate the purchase contemplated by this Section 5.08 shall also be subject to the same conditions applicable to the Second Tranche Closing as set forth in Sections 6.03 and 6.04, except for the condition set forth in Sections 6.03(e) and 6.04(g). The closing of such purchase shall be completed in accordance with the provisions of Article II and the mechanics for closing shall otherwise be the same as for the Second Tranche Closing.

          5.09 REPORTING STATUS. In the absence of an acquisition (by merger or otherwise) of 360networks, until the later of (i) the date which is one year after the date as of which Alcatel may sell all of the Subordinate Voting Shares issuable upon conversion of the Alcatel Preferred Shares without restriction pursuant to Rule 144(k) promulgated under the Securities Act (or successor thereto) and (ii) the date which is 12 years from the latest of the First Tranche Closing Date, the Second Tranche Closing Date and the date on which Alcatel acquires the Series 3 Convertible Preferred (the "REPORTING PERIOD"), 360networks shall not, without the consent of the holders of a majority of the Alcatel Preferred Shares, which consent shall not be unreasonably withheld, fail to file all reports required to be filed with the United States Securities and Exchange Commission pursuant to the Exchange Act or with Canadian securities authorities pursuant to Canadian Securities Laws or terminate its status as an issuer required to file reports under the Exchange Act or Canadian Securities Laws even if the Exchange Act, Canadian Securities Laws or the rules and regulations thereunder would otherwise permit such termination.

          5.10 TAX CERTIFICATE. On any acquisition by 360networks of the Alcatel Preferred Shares, Alcatel shall use commercially reasonable efforts to obtain a certificate issued pursuant to section 116 of the Income Tax Act (Canada).

          5.11 CANADIAN PROPERTY. 360networks agrees that it will notify Alcatel at least 60 days prior to the closing date of any transaction that 360networks enters into which will result in (i) the value of the equity securities of 360networks being derived, directly or indirectly, principally from immovable property situated in Canada or (ii) the assets of 360networks consisting principally, directly or indirectly, of such immovable property.

          5.12 TAX MATTERS. 360networks will not claim a deduction for Canadian provincial or federal income Tax purposes of all or any portion of any amount paid or payable in respect of the Alcatel Preferred Shares.

          5.13 USE OF PROCEEDS. 360networks will use the proceeds from the sale of Alcatel Preferred Shares for general corporate purposes.

          5.14 ALCATEL GUARANTEE. On or as soon as practicable after the First Tranche Closing Date, but in any event within two Business Days after the First Tranche Closing Date, Alcatel shall deliver to 360networks the guarantee and legal opinion related to the Pacific Agreement duly executed by Alcatel and Slaughter & May, respectively, substantially in the forms attached hereto as Exhibit N and Exhibit O, respectively.

          5.15 FURTHER ASSURANCES. At any time and from time to time after the Closing Date, 360networks and Alcatel hereby agree to (a) furnish, execute, acknowledge and deliver upon reasonable request to each other such further assurances, information, documents, files and records and (b) do all such further acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Ancillary Agreements.

          5.16 TAX GROSS-UP. All amounts paid or credited or deemed to be paid or credited by 360networks under the terms of or with respect to the Alcatel Preferred Shares on a reorganization of capital described in Section 5.17, liquidation, dissolution or winding up of 360networks shall be paid free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any Governmental Entity having power to tax (hereinafter "Canadian Taxes"), unless 360networks is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof. If 360networks is so required to withhold or deduct any amount for or on account of Canadian Taxes from any such amount paid or credited or deemed to be paid or credited under the terms of or with respect to the Alcatel Preferred Shares, 360networks shall pay such additional amounts, up to a maximum of 17.647% of such amount ("Additional Amounts") as may be necessary so that the net amounts received or deemed to be received by the holder of the Alcatel Preferred Shares (including Additional Amounts) after such withholding, deduction or payment of Canadian Taxes, shall be equal to the amount such holder would have received or been deemed to have received if such Canadian Taxes had not been withheld, deducted or paid. Notwithstanding anything to the contrary herein contained, no payment will be required to be made to Alcatel pursuant to this Section 5.16, if and to the extent that Alcatel or any of its Affiliates or designees who hold the Alcatel Preferred Shares receives a credit or deduction for Canadian Taxes in computing its income or tax payable in its country of residence, such that Alcatel's total tax liability will not have been increased because Canadian Taxes were paid.

          5.17 REORGANIZATION OF CAPITAL. If a Fundamental Change is proposed and 360networks gives notice in accordance with the terms of Exhibits A, B or C of exercise of its right to convert the Alcatel Preferred Shares in circumstances where the Fundamental Change Price is less than US$11.82, subject to adjustment for stock splits, subdivisions, combinations and similar events, then 360networks may, at its sole option, and if such price is less than the Trigger Price, then 360networks shall, deliver to Alcatel a notice of a reorganization of capital as of a specified date (which date shall be on or prior to the date of conversion specified in the notice of conversion issued by 360networks and is herein referred to as the "Reorganization of Capital Date"), such notice to be given by 360networks to Alcatel not less than 5 Business Days prior to the Reorganization of Capital Date and notwithstanding such notice of exercise, 360networks shall cause to be presented to its shareholders for approval, if required, and, to the extent within its power, shall cause, and Alcatel shall cause all shares of 360networks held by it to be voted in favour of, a reorganization of capital pursuant to section 86 of INCOME TAX

ACT (Canada), as amended from time to time, pursuant to which Alcatel, on the Reorganization of Capital Date, shall exchange all of the Alcatel Preferred Shares owned by Alcatel on the Reorganization of Capital Date, for:

          (a) that number of fully paid and non-assessable Subordinate Voting Shares that is equal to a quotient, the numerator of which is the Fundamental Change Conversion Value (as defined in Exhibits A, B and C) on the Reorganization of Capital Date, and the denominator of which is US$11.82, subject to adjustment for stock splits, subdivisions, combinations and similar events; plus

          (b) such amount payable by wire transfer of immediately available funds equal to (i) the Fundamental Change Conversion Value on the Reorganization of Capital Date, minus (ii) the product obtained by multiplying (x) the number of Subordinate Voting Shares issued pursuant to clause 5.17(a), by (y) the Fundamental Change Price.

This Section 5.17 shall not apply in the event Alcatel has delivered a notice of conversion prior to a Reorganization of Capital Date.

                                   ARTICLE VI

                             CONDITIONS TO CLOSINGS

          6.01 CONDITIONS TO OBLIGATIONS OF 360NETWORKS AT FIRST TRANCHE CLOSING. The obligation of 360networks to issue and sell the First Tranche Alcatel Preferred Shares and to take the other actions to be taken by 360networks at the First Tranche Closing is subject to the satisfaction, at or prior to the First Tranche Closing, of each of the following conditions (any of which may be waived in whole or in part by 360networks in its sole discretion):

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Alcatel set forth in Section 4.08 shall be true and correct, and each of the other representations and warranties of Alcatel set forth in this Agreement shall be true and correct in all material respects, in either case as of the date of this Agreement and as of the First Tranche Closing, with the same effect as though such representations and warranties had been made on and as of the First Tranche Closing, except that such representations and warranties that are made as of a specific date need only be true as of such date. In the event there is a Designated Purchaser, the representations and warranties set forth in Section 4.08 shall be true and correct, and each of the other representations and warranties set forth in Article IV shall be true and correct in all material respects, with the same effect as though such representations and warranties had been made by the Designated Purchaser with respect to the Designated Purchaser on and as of the First Tranche Closing Date.

          (b) COVENANTS. All of the covenants, agreements and undertakings and obligations that Alcatel is required to perform or comply with pursuant to this Agreement at or prior to the First Tranche Closing shall have been duly performed in all material respects and substantially complied with.

          (c) ANCILLARY AGREEMENTS. Alcatel shall have delivered to 360networks a duly executed copy of the Technology Cooperation Agreement and the Pacific Agreement.

          (d) OFFICER'S CERTIFICATE. Alcatel and, if there is a Designated Purchaser, the Designated Purchaser shall have delivered to 360networks a certificate, dated as of the First Tranche Closing Date and signed by a senior executive officer of Alcatel or the Designated Purchaser, as the case may be, representing that the conditions referred to in clauses (a) and (b) of this Section 6.01 have been satisfied.

          (e) NO LAW OR ORDER. No Law or Order that was enacted after the date hereof shall be in effect which prohibits, restrains or otherwise makes illegal any of the transactions contemplated herein or in the Ancillary Agreements. The transactions contemplated herein and in the Ancillary Agreements shall not have been enjoined and no Governmental Entity shall be seeking such an injunction.

          (f) OPINIONS OF COUNSEL. 360networks shall have received an opinion, dated as of the First Tranche Closing Date, from U.S. counsel for Alcatel, substantially in the form attached as Exhibit H and an opinion, dated as of the First Tranche Closing Date, from the General Counsel of Alcatel, in form and substance reasonably satisfactory to 360networks and its counsel as to due organization, authorization, execution and delivery of this Agreement and the Ancillary Agreements and to the effect that the execution, delivery and performance of this Agreement and the Ancillary Agreements do not violate French law.

          6.02 CONDITIONS TO OBLIGATIONS OF ALCATEL AT FIRST TRANCHE CLOSING. The obligation of Alcatel to purchase the First Tranche Alcatel Preferred Shares and to take the other actions to be taken by Alcatel at the First Tranche Closing is subject to the satisfaction, at or prior to the First Tranche Closing, of each of the following conditions (any of which may be waived in whole or in part by Alcatel in its sole discretion):

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of 360networks set forth in this Agreement that contain a Material Adverse Effect qualifier shall be true and correct, and all other representations and warranties of 360networks set forth in this Agreement shall be true and correct in all material respects, in either case as of the date of this Agreement and as of the First Tranche Closing, with the same effect as though such representations and warranties had been made on and as of the First Tranche Closing, except that such representations and warranties that are made as of a specific date need only be true as of such date.

          (b) COVENANTS. All of the covenants, agreements and undertakings and obligations that 360networks is required to perform or comply with pursuant to this Agreement at or prior to the First Tranche Closing shall have been duly performed in all material respects and substantially complied with.

          (c) ANCILLARY AGREEMENTS. 360networks shall have delivered to Alcatel duly executed copies of the Registration Rights Agreement, the Technology Cooperation Agreement and the Pacific Agreement.

          (d) OFFICER'S CERTIFICATE. 360networks shall have delivered to Alcatel a certificate, dated as of the First Tranche Closing Date and signed by a senior executive officer of 360networks, representing that the conditions referred to in clauses (a) and (b) of this Section 6.02 have been satisfied and certifying the Articles and bylaws of 360networks.

          (e) BOARD RESOLUTIONS. Alcatel shall have received copies of the resolutions of the Board of Directors of 360networks, authorizing the execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Technology Cooperation Agreement, and the Pacific Agreement, and authorizing the Series 1 Convertible Preferred, the
     Series 2 Convertible Preferred and the Series 3 Convertible Preferred and a secretary's certificate certifying that such resolutions were duly adopted and are in full force and effect.

          (f) NO LAW OR ORDER. No Law or Order that was enacted after the date hereof shall be in effect which prohibits, restrains or otherwise makes illegal any of the transactions contemplated herein, including the purchase of the Alcatel Preferred Shares or the Subordinate Voting Shares into which such shares are convertible. The transactions contemplated herein and in the Ancillary Agreements shall not have been enjoined, and no Governmental Entity shall be seeking such an injunction.

          (g)   CONSENTS AND APPROVALS.  The consents and approvals listed in
     Schedule 3.08 required to be obtained by 360networks prior to the First Tranche Closing shall have been obtained and shall be in full force and effect without imposing upon Alcatel any material condition, restriction or required undertaking, and a copy of each shall have been delivered to Alcatel.

          (h) OPINIONS OF COUNSEL. Alcatel shall have received opinions, dated as of the First Tranche Closing Date, from counsel for 360networks, substantially in the forms attached as Exhibits I, J, K, L and M.

          (i) ALCATEL DIRECTOR. WFH shall have consented in writing (in the form attached as Exhibit G) to the election of the Director to be designated by Alcatel as a nominee of WFH pursuant to Section 5.04(a) and shall have agreed to continue to vote for Alcatel's nominee for as long as Alcatel is entitled to nominate a Director pursuant to Section 5.04(a).

          (j) LISTING OF SHARES. The Subordinate Voting Shares into which the First Tranche Alcatel Preferred Shares are convertible shall be listed on the Principal Markets.

          (k) CERTIFICATE OF REGISTRATION FROM REGISTRAR OF JOINT STOCK COMPANIES. Alcatel shall have received a Certificate of Registration of 360networks dated a recent date from the Registrar of Joint Stock Companies.

          6.03 CONDITIONS TO OBLIGATIONS OF 360NETWORKS AT SECOND TRANCHE CLOSING. The obligation of 360networks to issue and sell the Second Tranche Alcatel Preferred Shares and to take the other actions to be taken by 360networks at the Second Tranche Closing is subject to the satisfaction, at or prior to the Second Tranche Closing, of each of the following conditions (any of which may be waived in whole or in part by 360networks in its sole discretion):

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Alcatel set forth in Section 4.08 shall be true and correct, and each of the other representations and warranties of Alcatel set forth in this Agreement shall be true and correct in all material respects, in either case as of the date of this Agreement and as of the Second Tranche Closing, with the same effect as though such representations and warranties had been made on and as of the Second Tranche Closing, except that such representations and warranties that are made as of a specific date need only be true as of such date. In the event there is a Designated Purchaser, the representations and warranties set forth in
     Section 4.08 shall be true and correct, and each of the other representations and warranties set forth in Article IV shall be true and correct in all material respects, with the same effect as though such representations and warranties had been made by the Designated Purchaser with respect to the Designated Purchaser on and as of the Second Tranche Closing Date.

          (b) COVENANTS. All of the covenants, agreements and undertakings and obligations that Alcatel is required to perform or comply with pursuant to this Agreement at or prior to the Second Tranche Closing shall have been duly performed in all material respects and substantially complied with.

          (c) OFFICER'S CERTIFICATE. Alcatel and, if there is a Designated Purchaser, the Designated Purchaser shall have delivered to 360networks a certificate, dated as of the Second Tranche Closing Date and signed by a senior executive officer of Alcatel or the Designated Purchaser, as the case may be, representing that the conditions referred to in clauses (a) and (b) of this Section 6.03 have been satisfied.

          (d) NO LAW OR ORDER. No Law or Order that was enacted after the date hereof shall be in effect which prohibits, restrains or otherwise makes illegal any of the transactions contemplated herein. The transactions contemplated herein shall not have been enjoined and no Governmental Entity shall be seeking such an injunction.

          (e) ATLANTIC OR FIBER PAIR AGREEMENT. The Atlantic Agreement or the Fiber Pair Agreement shall have been entered into by the parties thereto.

          6.04 CONDITIONS TO OBLIGATIONS OF ALCATEL AT SECOND TRANCHE CLOSING. The obligation of Alcatel to purchase the Second Tranche Alcatel Preferred Shares and to take the other actions to be taken by Alcatel at the Second Tranche Closing is subject to the satisfaction, at or prior to the Second Tranche Closing, of each of the following conditions (any of which may be waived in whole or in part by Alcatel in its sole discretion):

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of 360networks set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.07, 3.08, 3.11, 3.12, 3.13, 3.16, 3.19, 3.20,
     3.22(b), 3.23, 3.24, 3.26, 3.28 and 3.29, to the extent they are qualified by Material Adverse Effect, shall be true and correct, and, to the extent they are not qualified by Material Adverse Effect, shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Second Tranche Closing, with the same effect as though such representations and warranties had been made on and as of the Second Tranche Closing.

          (b) COVENANTS. All of the covenants, agreements and undertakings and obligations that 360networks is required to perform or comply with pursuant to this Agreement at or prior to the Second Tranche Closing shall have been duly performed in all material respects and substantially complied with.

          (c) OFFICER'S CERTIFICATE. 360networks shall have delivered to Alcatel a certificate, dated as of the Second Tranche Closing Date and signed by a senior executive officer of 360networks, representing that the conditions referred to in clauses (a) and (b) of this Section 6.04 have been satisfied and certifying the Articles and bylaws of 360networks.

          (d) NO LAW OR ORDER. No Law or Order that was enacted after the date hereof shall be in effect which prohibits, restrains or otherwise makes illegal any of the transactions contemplated herein. The transactions contemplated herein shall not have been enjoined and no Governmental Entity shall be seeking such an injunction.

          (e)   CONSENTS AND APPROVALS.  The consents and approvals listed in
     Schedule 3.08 required to be obtained by 360networks prior to the Second Tranche Closing shall have been obtained and shall be in full force and effect without imposing upon Alcatel any material condition, restriction or required undertaking, and a copy of each shall have been delivered to Alcatel.

          (f) OPINIONS OF COUNSEL. Alcatel shall have received opinions, dated as of the Second Tranche Closing Date, from counsel for 360networks, substantially in the forms attached as Exhibits J and L.

          (g) ATLANTIC OR FIBER PAIR AGREEMENT. The Atlantic Agreement or the Fiber Pair Agreement shall have been entered into by the parties thereto.

          (h) PURCHASE ORDERS. The Purchase Order Condition shall have been satisfied.

          (i) MATERIAL ADVERSE CHANGE. Since the First Tranche Closing, there shall have been no Material Adverse Change and no event or occurrence reasonably likely to result in a Material Adverse Change.

          (j) LISTING OF SHARES. The Subordinate Voting Shares into which the First Tranche Alcatel Preferred Shares and the Second Tranche Alcatel Preferred Shares are convertible shall be listed on the Principal Markets.

          (k) CERTIFICATE OF REGISTRATION FROM REGISTRAR OF JOINT STOCK COMPANIES. Alcatel shall have received a Certificate of Registration of 360networks dated a recent date from the Registrar of Joint Stock Companies.

                                   ARTICLE VII

                                 INDEMNIFICATION

          7.01 INDEMNIFICATION BY 360NETWORKS. 360networks agrees to indemnify Alcatel and its officers, directors, employees, stockholders and Affiliates and agrees to hold it and them harmless from any and all damages, losses, claims, liabilities and expenses, including reasonable fees and disbursements of counsel ("LOSSES"), incurred or suffered by Alcatel or any of its officers, directors, employees, stockholders or Affiliates arising out of any of the following: (a) any misrepresentation or any breach of any representation or warranty made by 360networks pursuant to this Agreement or the Ancillary Agreements and (b) any breach of or failure by 360networks to perform any covenant or obligation of 360networks set out in this Agreement or the Ancillary Agreements. Notwithstanding the foregoing, 360networks shall not be liable for consequential damages.

          7.02 INDEMNIFICATION BY ALCATEL. Alcatel agrees to indemnify 360networks and its officers, directors, employees, stockholders and Affiliates and agrees to hold it and them harmless from any and all Losses incurred or suffered by 360networks or any of its officers, directors, employees, stockholders or Affiliates arising out of any of the following:
(a) any misrepresentation or any breach of any representation or warranty made by Alcatel pursuant to this Agreement or the Ancillary Agreements and
(b) any breach of or failure by Alcatel to perform any covenant or obligation of Alcatel set out in this Agreement or the Ancillary Agreements. Notwithstanding the foregoing, Alcatel shall not be liable for consequential damages.

          7.03 INDEMNITY LIMITS. No claim may be made under Section 7.01(a) or Section 7.02(a) for any Loss until Losses in the aggregate total at least US$15,000,000 (the "THRESHOLD"), in which event the indemnified party will be entitled to make a claim against the indemnifying party only for the Losses that exceed the Threshold. The aggregate liability of 360networks under
Section 7.01(a) is limited to the aggregate Conversion Value (as defined in Exhibits A, B and C) of the Alcatel Preferred Shares at the time the claim is made. Indemnification claims shall be reduced, by and to the extent, that an indemnitee shall actually receive proceeds under insurance policies, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an indemnification claim by such indemnitee.

          7.04 SOLE REMEDY. The provisions of this Article VII shall constitute the sole remedy for the Losses arising out of this Agreement, except for the remedy of specific performance and other equitable remedies.

          7.05 THIRD-PARTY CLAIMS. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification pursuant to this Article VII relating to or arising out of claims or actions by third parties. Promptly after receipt by the party seeking indemnification hereunder (hereinafter the "INDEMNITEE") of notice of the commencement of any action or the assertion of any claim or liability by a third party (whether by legal process or otherwise), against which claim or liability a party under Section 7.01 or 7.02 (hereinafter the "INDEMNITOR") is, or may be, required under this Agreement to indemnify such indemnitee, the indemnitee will, if a claim thereon is to be, or may be, made against the indemnitor pursuant to this Article VII, promptly notify the indemnitor in writing of the commencement or assertion thereof and give the indemnitor a copy of such claim, process and all legal pleadings and other written evidence thereof. Failure of the indemnitee to give such notice promptly shall not relieve the indemnitor from any liability which it may have on account of this indemnification or otherwise, except to the extent that the indemnitor is materially prejudiced thereby. The indemnitor shall have, in all instances, the right to participate in the defense of such action with counsel of reputable standing. The indemnitor shall have the right to assume the defense of such action. The indemnitor shall have 10 days, after receipt of notice of such claim, process, legal proceeding and other written notice, to assume defense thereof. If the indemnitor does assume such defense, it will, within such 10 days, so notify the indemnitee. If the indemnitor does not assume such defense and so notify the indemnitee, then the indemnitee shall assume such defense, subject to the participation of the indemnitor, as provided in this Section 7.05, and the indemnitee's reasonable fees and expenses (including reasonable fees and expenses of counsel) in connection with such defense will be borne by the indemnitor. Prior to paying any claim against which an indemnitor is, or may be, obligated under this Agreement to indemnify an indemnitee, the indemnitee must first supply the indemnitor with a copy of a final court judgment or decree holding the indemnitee liable on such claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the indemnitor, which shall not be unreasonably withheld. No indemnitor shall, without the written consent of the indemnitee, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not the indemnitee is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnitee from all liability arising out of such action or claim, (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnitee, and (C) would not result in an order, injunction or other equitable remedy in respect of the indemnitee or its business. An indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the indemnitee, unless (x) the employment of such counsel shall have been authorized in writing by the indemnitor in connection with the defense of such action or claim or (y) the indemnitor shall not have assumed the defense, or shall be barred from assuming the defense, of such action or claim pursuant to this Section 7.05, or (z) such indemnitee shall have reasonably concluded based upon the legal advice of counsel that there may be defenses available to it which are contrary to, or inconsistent with, those available to the indemnitor, in any of which events such fees and expenses of not more than one counsel in each jurisdiction for the indemnified parties shall be borne by the indemnitor.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          8.01 TERMINATION. Either Party shall be entitled to terminate this Agreement by providing written notice to the other Party if the First Tranche Closing has failed to occur on or prior to December 31, 2000 and such failure is not the result of a breach by the Party providing such notice of its obligations hereunder.

          8.02 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits hereto and the other agreements referred to herein or otherwise entered into by the Parties hereto on the date hereof constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior written and oral agreements, representations or discussions between the Parties.

          8.03 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), EXCEPT FOR MATTERS THAT BY THEIR NATURE ARE GOVERNED BY NOVA SCOTIA LAW.

          8.04 JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any U.S. Federal court or New York court sitting in the Borough of Manhattan in the City of New York, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in any inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such Party in the manner provided in this Section 8.04 shall be deemed effective service of process on such Party.

          8.05 NOTICES. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given as follows:

          if to 360networks, to:

                360networks inc.
                1500-1066 West Hastings Street
                Vancouver, British Columbia V6E 3X1
                Attention: General Counsel
                Fax: (604) 648-7477

          with a copy to:

                Cahill Gordon & Reindel
                80 Pine Street
                New York, New York  10005
                Attention: Roger Andrus, Esq.
                Fax: (212) 269-5420
          if to Alcatel, to:

                Alcatel
                54, Rue la Boetie
                75008 Paris, France
                Attention: Mr. Samir Naessany
                Fax: 33 (0)1 4076 5921

          with a copy to:

                Alcatel
                54, Rue la Boetie
                75008 Paris, France
                Attention: Mr. Scott Ashby
                Fax: 33 (0)1 4076 5921

                Proskauer Rose LLP
                1585 Broadway
                New York, New York  10036
                Attention: Stanley Komaroff, Esq.
                Fax: (212) 969-2900

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a Business Day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

          8.06 SURVIVAL. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall survive the execution and delivery hereof for a period of two years; PROVIDED that (i) the representations and warranties set forth in Sections
3.13 and 3.21 shall survive until expiration of the applicable statute of limitations, (ii) the representations and warranties set forth in Sections 3.11(b) and (c) shall survive for a period of five years and (iii) the representations and warranties set forth in Sections 3.01, 3.02, 3.03(i), 3.04, 3.05 and 3.06 shall survive indefinitely.

          8.07 AMENDMENTS; NO WAIVERS. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          8.08 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective legal successors and permitted assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto; PROVIDED, HOWEVER, that Alcatel may designate one of its Affiliates to be the purchaser of the Alcatel Preferred Shares (the "DESIGNATED PURCHASER") or assign this Agreement to any of its Affiliates without prior consent, PROVIDED that, in either case, Alcatel shall not be released from its obligations hereunder.

          8.09 DESCRIPTIVE HEADINGS; CONSTRUCTION. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning, construction or interpretation of, this Agreement.

          8.10 LANGUAGE. This Agreement is written only in the English language. Any translations of this Agreement into any other language shall be only for the convenience of a Party and shall in no way affect the interpretation or enforcement of any of the provisions of this Agreement.

          8.11 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Preferred Share Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                          360NETWORKS INC.

                                          By: Signed
                                              --------------------------------
                                              Name:
                                              Title:


                                          360NETWORKS INC.

                                          By: Signed
                                              --------------------------------
                                              Name:
                                              Title:


                                          ALCATEL

                                          By: Signed
                                              --------------------------------
                                              Name:
                                              Title: